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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                             -----------------------


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 15, 1996


                             DUPONT PHOTOMASKS, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)

         0-20839                                       74-2238819
(Commission File Number)                    (IRS Employer Identification No.)

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                                100 Texas Avenue
                            Round Rock, Texas  78664
           (Address of principal executive office, including zip code)


                                 (512) 244-0024
              (Registrant's telephone number, including area code)

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ITEM 5.  OTHER EVENTS.

     On July 15, 1996, DuPont Photomasks, Inc. (the "Company" or the "registrant") announced expansions at two of its sites that will create advanced mask production lines at its Ichon, Korea and Rousset, France facilities. The expansions will total over $28 million in investments, split about equally between the two.

     Photomasks, which are high purity quartz plates containing precision images of integrated circuits, are used as masters by semiconductor manufacturers to optically transfer the circuit images onto semiconductor wafers.

     At the Korean site, the Company will install one of the region's first ALTA 3000 laser mask writers, as well as a KLA STARlight Inspection tool. This advanced equipment will supplement the Ichon facility's existing 0.35 micron production capabilities and help the Company pilot 0.25 micron mask production and prototype 0.18 micron masks. The new line is expected to be fully operational by the second quarter of 1997.

     At Rousset, the Company will install an ALTA 3000 and a STARlight system. The Company will also add new Class I cleanroom facilities to Rousset, along with metrology equipment and processing and cleaning tools. The new line, which will support photomask fabrication down to 0.25 micron technology, is expected to be operational by the end of the first quarter of 1997.

     Based on worldwide sales, DuPont Photomasks, Inc. is one of the world's leading suppliers of photomasks. Operating globally from nine wholly owned facilities in North America, Europe and Asia, the Company produces and supplies photomasks as well as the photoblanks (the photomask substrate) and pellicles (protective covers for the masks).


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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   DuPont Photomasks, Inc.



                                   By:   /s/Van H. Leichliter
                                        --------------------------------------
                                        Van H. Leichliter
                                        Executive Vice President,
                                        General Counsel and Secretary

DATE:     July 22, 1996




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